July 28, 2003 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: Joy Phillips (205) 298-3220
VULCAN ANNOUNCES SECOND QUARTER RESULTS

Birmingham, Alabama -- July 28, 2003 -- Vulcan Materials Company (NYSE:VMC) today announced second quarter net sales of $695 million and earnings of 65 cents per diluted share from continuing operations. On a comparable basis, last year's second quarter sales and earnings were $645 million and 66 cents per diluted share. Including discontinued operations, the Company recorded net earnings of 55 cents per diluted share in the quarter as compared to 64 cents in the prior year.

The Company has substantially completed the divestiture of its Performance Chemicals business unit. Accordingly, financial results referable to these businesses are reported in discontinued operations. As previously announced, in the first quarter the Company realized a slight gain from the sale of the municipal wastewater treatment business. During the second quarter, the Company recorded a loss of approximately 7 cents per diluted share on the sale of its Dalton and Smyrna plants. The sale of the industrial water treatment and pulp and paper businesses was completed on July 3, 2003. The current estimate of the gain from asset dispositions in the third quarter is approximately 6 cents per diluted share. For the year, discontinued operations are estimated to reflect a loss of approximately 10 cents per diluted share.

Don James, Chairman and CEO of Vulcan, stated, "We have completed our exit strategy for the Performance Chemicals business. We believe this divestment is consistent with the long-term strategic focus of our company."

Commenting on the second quarter results, Mr. James stated, "Our employees performed well during a quarter characterized by slow economic recovery. We continued to focus on cost control and disciplined capital spending. Overall, aggregates shipments remained steady despite the impact of wet weather in many of our southeastern U.S. markets. We improved operating performance at our chemical plants, and pricing for chlorine and caustic soda continued to strengthen.

We continue our focus on managing our businesses to generate cash. Through June 30, cash from operations less capital expenditures was $24 million ahead of last year. For the year, we are well on our way to achieving cash flow in excess of $200 million from operations less capital expenditures."

Segment Results

In Construction Materials, net sales increased 2 percent to $556.6 million as aggregates and asphalt sales approximated last year's levels and ready-mixed concrete sales increased due to stronger volumes.

Aggregates sales volumes were up slightly from the prior year. Several markets showed particular strength including the Gulf Coast, Texas, and Alabama while many other southeastern markets were weaker due to wet weather. State highway spending continued to have a mixed impact across the Company's markets.

Pricing for aggregates was relatively flat with the prior year due in part to product and market mix. The mix of aggregates product sold in the quarter was weighted more towards lower priced products and geographic markets than in the prior year.

Segment earnings were $119.0 million compared with $130.3 million in the prior year. Earnings were negatively impacted by higher costs for diesel, lower aggregates production volumes, and higher pension and medical costs. During the quarter, aggregates inventories were reduced by limiting production.

Asphalt volumes were down marginally while pricing improved slightly. Margins were lower due to higher liquid asphalt and energy costs.

The Chemicals segment reported net sales of $138.2 million, up approximately $39 million from the prior year. The increased sales were due mostly to higher chlorine and caustic soda prices.

Plant operating performance improved from the prior year. Costs for energy and key raw materials increased. Overall, the segment reported improving results, with a loss of $11.6 million compared to a loss of $21.7 million in the prior year.

Both segments experienced higher selling, administrative and general expenses in the second quarter due mainly to higher pension and medical costs.

Outlook

Mr. James stated, "In the third quarter, we expect Construction Materials earnings to be up from the third quarter results in 2002. Chemicals' third quarter results should be significantly favorable to 2002. As a result, we expect to earn between $0.75 and $0.85 per share in the third quarter.

"For the full year in Construction Materials, we expect aggregates demand to increase modestly and pricing to be relatively flat. Residential construction is projected to continue at current strong levels, while nonresidential construction is anticipated to remain weak. We expect highway construction to be flat or slightly down compared to 2002. In light of these assumptions, Construction Materials earnings for the year should be in the range of $350 to $370 million.

"With respect to Chemicals, we are encouraged by the improved operating performance of our plants and will continue our plant efficiency efforts throughout the rest of the year. We expect energy and raw materials costs to be higher than last year. Economic recovery in the industrial sector could result in further improvements in product demand and higher pricing for caustic soda and chlorine. As a result, we are reducing the range of the segment loss for the year to $20 to $30 million from continuing operations.

"Based on our current economic outlook for the year, we expect to earn $1.85 to $2.05 per diluted share. Our third quarter and full year guidance excludes discontinued operations as well as the adoption of SFAS 143.

"As mentioned previously, we will give quarterly and annual earnings guidance. We will issue press releases to revise earnings guidance if new information indicates earnings per share, on either a quarterly basis or an annual basis, are likely to be outside our last published guidance. We believe this will be a more efficient process than commenting on analysts' consensus estimates."

Conference Call
Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 10:00 a.m. CDT on July 29, 2003. Investors and other interested parties may access the teleconference live by calling (800) 884-5695 (access code is 24075805) or via the Internet through Vulcan's home page at www.vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a significant industrial chemicals manufacturer.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the depressed demand for the Company's chemical products; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and medical costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.

TABLE A
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands, except per share data)
Consolidated Statements of Earnings (Condensed and unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net sales	$694,787	$644,831	$1,213,675	$1,144,321
Delivery revenues	72,028	64,055	119,871	114,721
Total revenues	766,815	708,886	1,333,546	1,259,042
Cost of goods sold	536,720	490,792	986,413	906,867
Delivery costs	72,028	64,055	119,871	114,721
Cost of revenues	608,748	554,847	1,106,284	1,021,588
Gross profit	158,067	154,039	227,262	237,454
Selling, administrative and general expense	53,965	49,481	104,620	98,573
Other operating costs	2,920	1,588	8,698	2,708
Minority interest in losses	2,852	3,020	2,996	1,609
Other income, net	3,413	2,621	6,068	3,643
Earnings from continuing operations before interest and income taxes	107,447	108,611	123,008	141,425
Interest income	924	763	1,922	1,742
Interest expense	13,643	13,624	27,129	26,688
Earnings from continuing operations before income taxes	94,728	95,750	97,801	116,479
Provision for income taxes	28,410	28,334	29,340	34,594
Earnings from continuing operations before cumulative effect of accounting changes	66,318	67,416	68,461	81,885
Loss on discontinued operations	(10,294)	(2,047)	(11,175)	(4,892)
Cumulative effect of accounting changes	-	-	(18,811)	(20,537)
Net earnings	$56,024	$65,369	$38,475	$56,456
Basic net earnings per share:
Net earnings from continuing operations before cumulative effect of accounting changes	$0.65	$0.66	$0.67	$0.81
Discontinued operations	(0.10)	(0.02)	(0.11)	(0.05)
Cumulative effect of accounting changes	-	-	(0.18)	(0.20)
Net earnings per share	$0.55	$0.64	$0.38	$0.56
Diluted net earnings per share:
Net earnings from continuing operations before cumulative effect of accounting changes	$0.65	$0.66	$0.67	$0.80
Discontinued operations	(0.10)	(0.02)	(0.11)	(0.05)
Cumulative effect of accounting changes	-	-	(0.18)	(0.20)
Net earnings per share	$0.55	$0.64	$0.38	$0.55
Weighted-average common shares outstanding:
Basic	101,798	101,706	101,789	101,660
Assuming dilution	102,571	102,747	102,468	102,695
Cash dividends per share of common stock	$0.245	$0.235	$0.490	$0.470
Depreciation, depletion, accretion and amortization from continuing operations	$66,949	$63,405	132,009	$123,924
Effective tax rate	30.0%	29.6%	30.0%	29.7%
See accompanying Notes to Condensed Consolidated Financial Statements
TABLE B
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Operating Results by Reportable Segment (Unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net Sales
Construction Materials	$556,632	$546,006	$948,668	$946,570
Chemicals	138,155	98,825	265,007	197,751
Total	$694,787	$644,831	$1,213,675	$1,144,321
Total Revenues
Construction Materials	$615,760	$598,654	$1,044,195	$1,037,911
Chemicals	151,055	110,232	289,351	221,131
Total	$766,815	$708,886	$1,333,546	$1,259,042
Earnings from Continuing Operations Before Interest and Income Taxes
Construction Materials	$119,018	$130,291	$138,167	$173,872
Chemicals	(11,571)	(21,680)	(15,159)	(32,447)
Segment* earnings	$107,447	$108,611	$123,008	$141,425
Depreciation, Depletion, Accretion and Amortization from Continuing Operations
Construction Materials	$54,047	$50,213	$106,244	$98,424
Chemicals	12,902	13,192	25,765	25,500
Total	$66,949	$63,405	$132,009	$123,924

*After allocation of corporate expenses and income, other than interest, and after assignment of equity income to the segments with which it is related in terms of products and services. Allocations are based on average capital employed and net sales.

See accompanying Notes to Condensed Consolidated Financial Statements
TABLE C
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	June 30 2003	December 31 2002	June 30 2002
Assets
Cash and cash equivalents	$183,631	$170,728	$56,652
Accounts and notes receivable:
Accounts and notes receivable, gross	436,043	341,057	407,952
Less: Allowance for doubtful accounts	(9,104)	(8,931)	(8,970)
Accounts and notes receivable, net	426,939	332,126	398,982
Inventories:
Finished products	183,331	189,378	193,049
Raw materials	11,310	10,191	11,852
Products in process	532	486	583
Operating supplies & other	36,017	39,531	37,867
Inventories	231,190	239,586	243,351
Deferred income taxes	36,069	37,698	47,040
Prepaid expenses	15,253	9,550	11,238
Total current assets	893,082	789,688	757,263
Investment and long-term receivables	21,257	15,964	16,193
Property, plant and equipment:
Property, plant and equipment, cost	4,175,632	4,098,543	4,056,258
Less: Reserve for depr., depl., and amort.	(2,203,506)	(2,122,490)	(2,044,155)
Property, plant and equipment, net	1,972,126	1,976,053	2,012,103
Goodwill	578,473	575,791	561,700
Deferred charges and other assets	85,148	90,725	90,036
Total	$3,550,086	$3,448,221	$3,437,295
Liabilities and Shareholders' Equity
Current maturities of LTD	$284,082	$41,641	$8,390
Notes payable	33,148	37,298	38,659
Trade payables and accruals	148,415	122,053	167,289
Other current liabilities	103,841	96,717	119,652
Total current liabilities	569,486	297,709	333,990
Long-term debt	613,980	857,757	898,293
Deferred income taxes	353,376	345,181	331,065
Other noncurrent liabilities	234,008	157,930	154,289
Minority interest	89,662	92,658	93,534
Shareholders' equity	1,689,574	1,696,986	1,626,124
Total	$3,550,086	$3,448,221	$3,437,295
Current ratio	1.6	2.7	2.3
See accompanying Notes to Condensed Consolidated Financial Statements
TABLE D
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands) Six Months Ended June 30
Consolidated Statements of Cash Flows (Condensed and unaudited)	2003	2002
Operating Activities
Net earnings	$38,475	$56,456
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	137,074	129,248
Cumulative effect of accounting changes	18,811	20,537
Increase in assets before effects of business acquisitions	(108,006)	(69,770)
Increase in liabilities before effects of business acquisitions	65,262	29,017
Other, net	12,261	6,413
Net cash provided by operating activities	163,877	171,901
Investing Activities
Purchases of property, plant and equipment	(102,666)	(134,381)
Payment for businesses acquired, net of acquired cash	(2,493)	(23,610)
Proceeds from sale of property, plant & equipment	12,062	12,135
Net cash used for investing activities	(93,097)	(145,856)
Financing Activities
Net payments - commercial paper and bank lines of credit	(4,149)	(5,219)
Payment of short-term debt	(1,015)	(9,536)
Payment of long-term debt	-	(7,000)
Dividends paid	(49,758)	(47,671)
Other, net	(2,955)	(769)
Net cash used for financing activities	(57,877)	(70,195)
Net increase (decrease) in cash and cash equivalents	12,903	(44,150)
Cash and cash equivalents at beginning of period	170,728	100,802
Cash and cash equivalents at end of period	$183,631	$56,652
See accompanying Notes to Condensed Consolidated Financial Statements
TABLE E
Notes to Condensed Consolidated Financial Statements 1. Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the six months ended June 30 is summarized below (amounts in thousands):
	2003	2002
Supplemental Disclosure Of Cash Flow Information
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$27,220	$27,200
Income taxes	(2,641)	6,585